As filed with the Securities and Exchange Commission on December 24, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

URANIUM RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	75-2212772
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

6950 South Potomac Street, Suite 300

Centennial, Colorado 80112

(Address, including zip code, of principal executive offices)

Uranium Resources, Inc. 2013 Omnibus Incentive Plan

(Full title of the plan)

Jeffrey L. Vigil

Vice President and Chief Financial Officer

Uranium Resources, Inc.

6950 South Potomac Street, Suite 300

Centennial, Colorado 80112

(303) 531-0470

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Paul Hilton, Esq.

David R. Crandall, Esq.

Hogan Lovells US LLP

One Tabor Center, Suite 1500

1200 Seventeenth Street

Denver, Colorado 80202

Telephone: (303) 899-7300

Facsimile: (303) 899-7333

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share (“Common Stock”)	1,159,123	$2.65	$2,890,164.20	$372.26

(1)                   As described in the Explanatory Note in this registration statement, the number of shares of Common Stock registered hereby consists of (a) 1,090,628 shares being registered for the first time pursuant to the Uranium Resources, Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”), plus (b) an aggregate of 68,495 shares that were previously registered by the Registrant (the “Carryover Shares”). The Carryover Shares consist of 65,806 shares previously registered under the Registrant’s 2004 Stock Incentive Plan on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2006 (Commission File No. 333-134208); and 2,689 shares previously registered under the Registrant’s 2007 Restricted Stock Plan on Form S-8, filed with the Commission on December 23, 2008 (Commission File No. 333-156433). Post-effective amendments to each of the foregoing Forms S-8 to deregister the Carryover Shares are being filed contemporaneously with the filing of this registration statement.

(2)                   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Common Stock that may become issuable under the 2013 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)                   Estimated solely for the purpose of calculating the registration fee pursuant to 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Capital Market on December 17, 2013. The Registrant is paying registration fees solely with respect to the 1,090,628 shares being newly registered. The registration fees with respect to the Carryover Shares were paid upon filing of each of the original registration statements on Form S-8 listed in footnote 1 above. Therefore, no further registration fee is required with respect to the Carryover Shares.

URANIUM RESOURCES, INC.

EXPLANATORY NOTE

The stockholders of Uranium Resources, Inc. (the “Company”) approved the Uranium Resources, Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”) on June 4, 2013 (the “Effective Date”). As provided in the 2013 Plan, the following shares of common stock, par value $0.001 per share (“Common Stock”), are available for issuance thereunder: (a) up to 1,090,628 shares (the “New Shares”), which includes 90,628 shares previously approved for issuance under the Company’s Amended and Restated 2004 Directors’ Stock Option and Restricted Stock Plan that were not previously registered, and (b) an aggregate of 68,495 shares that were previously registered by the Company (the “Carryover Shares”). The Carryover Shares consist of 65,806 shares previously registered under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2006 (Commission File No. 333-134208); and 2,689 shares previously registered under the Company’s 2007 Restricted Stock Plan (together with the 2004 Plan, the “Prior Plans”) on Form S-8, filed with the Commission on December 23, 2008 (Commission File No. 333-156433). Post-effective amendments to each of the foregoing Forms S-8 to deregister the Carryover Shares are being filed contemporaneously with the filing of this registration statement. In addition, the number of shares of Common Stock available for issuance under the 2013 Plan will be increased by the number of shares subject to awards (made under the 2013 Plan or that were outstanding under the Prior Plans or the Company’s Amended and Restated 2004 Directors’ Stock Option and Restricted Stock Plan or Amended and Restated 1995 Stock Incentive Plan on the Effective Date) that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares.  The Company’s authority to grant new awards under the Prior Plans and Amended and Restated 2004 Directors’ Stock Option and Restricted Stock Plan terminated upon stockholder approval of the 2013 Plan on the Effective Date.

The purpose of this registration statement is to register the New Shares and the Carryover Shares. Additional shares of Common Stock registered under the Prior Plans or the Company’s Amended and Restated 2004 Directors’ Stock Option and Restricted Stock Plan or Amended and Restated 1995 Stock Incentive Plan may become available for future grants under the 2013 Plan if awards made under such plans that were outstanding on the Effective Date terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares. Such shares may be registered for issuance under the 2013 Plan pursuant to subsequent registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference in this registration statement:

(a)            The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 18, 2013, as amended by the Form 10-K/A filed by the Company with the Commission on December 17, 2013;

(b)            The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 10, 2013, as amended by the Form 10-Q/A filed by the Company with the Commission on December 17, 2013;

(c)             The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the Commission on August 13, 2013, as amended by the Form 10-Q/A filed by the Company with the Commission on December 17, 2013;

(d)            The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the Commission on October 28, 2013, as amended by the Form 10-Q/A filed by the Company with the Commission on December 17, 2013;

(e)             The Company’s Current Reports on Form 8-K filed on January 3, 2013, January 7, 2013, January 16, 2013, January 17, 2013, January 22, 2013, January 28, 2013, February 7, 2013, February 19, 2013, March 4, 2013, March 7, 2013, March 18, 2013, April 17, 2013, May 21, 2013, June 7, 2013, June 14, 2013, July 18, 2013, August 2, 2013, August 9, 2013, November 19, 2013 (two filings) and December 5, 2013 (except that any portions thereof which are furnished and not filed shall not be deemed incorporated); and

(f)              The description of the Company’s common stock contained in its Form 8-A filed on April 11, 2007, including any amendments or reports filed for the purpose of updating the description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The Delaware General Corporation Law (the “DGCL”) also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

The Company’s Amended and Restated Bylaws and Restated Certificate of Incorporation (as amended) provide for indemnification of its directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. In addition, the Company has entered into an indemnification agreement with each director and officer that provides for indemnification and advancement of litigation expenses to fullest extent permitted by the DCGL.

The Company maintains a policy of directors and officers liability insurance which reimburses the Company for expenses which it may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where the Company is unable to do so.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the above, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See the Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Centennial, State of Colorado, on the 24th day of December, 2013.

URANIUM RESOURCES, INC.

By:	/s/ CHRISTOPHER M. JONES
Name:	Christopher M. Jones
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Messrs. Christopher M. Jones and Jeffrey L. Vigil, and each of them severally, his true and lawful attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER M. JONES	President, Chief Executive Officer and Director (Principal Executive Officer)	December 24, 2013
Christopher M. Jones

/s/ JEFFREY L. VIGIL	Vice President—Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 24, 2013
Jeffrey L. Vigil

/s/ PAUL K. WILLMOTT	Director and Chairman	December 24, 2013
Paul K. Willmott

/s/ TERENCE J. CRYAN	Director	December 24, 2013
Terence J. Cryan

/s/ MARVIN K. KAISER	Director	December 24, 2013
Marvin K. Kaiser

/s/ JOHN H. PFAHL	Director	December 24, 2013
John H. Pfahl

/s/ MARK K. WHEATLEY	Director	December 24, 2013
Mark K. Wheatley

EXHIBIT INDEX

Exhibit Number	Description

4.1	Uranium Resources, Inc. 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 4, 2013).

4.2

Restated Certificate of Incorporation of the Company, dated February 15, 2004 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed July 26, 2004, SEC File No. 333-117653).

4.2.1	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.1 to the Company’s Current Report on Form 8-K/A filed on December 7, 2007).

4.2.2

Second Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 28, 2013).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 2, 2013).

4.4

Stockholders’ Agreement, dated as of March 1, 2012, by and between the Company and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 7, 2012).

4.5

Bridge Loan Agreement, dated December 17, 2012, by and among the Company, the subsidiaries of the Company from time to time party thereto, and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 19, 2012).

4.6

Loan Agreement, dated November 13, 2013, among the Company, those subsidiaries of the Company from time to time party hereto, and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 19, 2013).

4.7

Registration Rights Agreement, dated as of March 1, 2012, by and between the Company and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 7, 2012).

5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being registered.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2	Consent Hein & Associates LLP, independent certified public accountants for the Company.

23.3	Consent of Behre Dolbear & Company (USA), Inc.

23.4	Consent of Broad Oak Associates.

24	Power of Attorney (included on signature page).